EXHIBIT 99.1

For release:	April 28, 2008

Contact:	Financial	Media
	Thomas M. McGeehan	Christine Tassoni
	Corporate Controller	(610) 660-6814
	(610) 660-3676	tmcgeehan@uaigroupinc.com
ctassoni@uaigroupinc.com
United America Indemnity, Ltd. Reports First Quarter 2008 Results
     George Town, Grand Cayman, Cayman Islands (April 28, 2008) — United America Indemnity, Ltd. (NASDAQ:INDM) today reported operating income per share of $0.23 (fully diluted) for the three months ended March 31, 2008, a decrease of 61.7% compared to $0.60 per share for the three months ended March 31, 2007. Book value per share at March 31, 2008 increased 1.5% to $24.25 compared to $23.89 at December 31, 2007.
Selected financial data for the three months ended March 31, 2008 included:
•	A 63.7% decrease in operating income to $8.1 million compared to $22.4 million for the three months ended March 31, 2007.

•	A 0.7%, or $6.0 million, increase in book value at March 31, 2008 to $842.3 million, net of $6.0 million of shares repurchased at an average price of $19.26 per share.

•	A 1.6% increase in tangible book value per share to $21.41 at March 31, 2008.
Selected operating data for the three months ended March 31, 2008 included:
•	A 35.1% reduction in gross premiums written to $99.1 million compared to $152.5 million for the three months ended March 31, 2007.

•	A current accident year combined ratio of 101.6 compared to 91.2 for the three months ended March 31, 2007 primarily due to increased frequency of weather-related claims and increased average severity of losses related to fires.

United America Indemnity’s Three Months Ended March 31, 2008 Results
     A reconciliation of United America Indemnity’s (the “Company’s”) operating income to net income for the three months ended March 31, 2008 and March 31, 2007 appears on the last page of this Earnings Release.
United America Indemnity’s Three Months ended March 31, 2008 and 2007 Gross and Net Premiums Written Results by Business Unit

	Three Months Ended March 31,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2008	2007	2008	2007
Insurance Operations
Penn-America	$44,181	$80,521	$39,399	$75,680
United National	24,931	36,575	21,347	29,544
Diamond State	24,179	28,506	19,918	25,334
Total Insurance Operations	93,291	145,602	80,664	130,558

Reinsurance Operations
Wind River	5,771	6,934	1,300	3,497

Total	$99,062	$152,536	$81,964	$134,055

Insurance Operations: Gross premiums written for the three months ended March 31, 2008 decreased 35.9%, and net premiums written for the three months ended March 31, 2008 decreased 38.2%, compared to the same period in 2007.
     Penn-America — Gross premiums written and net premiums written for the three months ended March 31, 2008 decreased 45.1% and 47.9%, respectively, compared to the same period in 2007. The $36.3 million decline in gross premiums written is comprised of a reduction of $14.4 million due to terminations of business that did not meet the Company’s profitability requirements, a reduction of $12.3 million from catastrophe prone areas, and $9.6 million is due to price decreases in aggregate of approximately 4.0% and other market factors.
     United National — Gross premiums written and net premiums written for the three months ended March 31, 2008 decreased 31.8% and 27.7%, respectively, compared to the same period in 2007. The $11.6 million decline in gross premiums written is comprised of a reduction of $1.3 million from a terminated 100% reinsured property program, $4.5 million is due to a decline in habitational business and the remaining $5.8 million is due to price decreases in aggregate of approximately 5.0% and other market factors.
     Diamond State - Gross premiums written and net premiums written for the three months ended March 31, 2008 decreased 15.2% and 21.4%, respectively, compared to the same period in 2007. The

$4.3 million decline in gross written premiums consists of price decreases in aggregate of approximately 4.0% and other market factors.
Wind River Reinsurance Company, Ltd. (“Wind River”): Gross premiums written and net premiums written for the three months ended March 31, 2008, excluding the intercompany reinsurance treaty, decreased 16.8% and 62.8%, respectively, compared to the same period in 2007. The decrease in gross and net premiums written is due to the termination of a third-party treaty that did not meet the Company’s profitability requirements.
United America Indemnity’s Three Months ended March 31, 2008 and 2007 Combined Ratio
The combined ratio is a key measure of insurance profitability. A summary of the components comprising the combined ratio is as follows:

	Three Months Ended March 31,
	2008	2007
Loss Ratio:
Current Accident Year	67.8	60.2
Changes to Prior Accident Year	—	(1.1)

Loss Ratio — Calendar Year	67.8	59.1
Expense Ratio	33.8	31.0

Combined Ratio	101.6	90.1

•	Loss Ratio Current Accident Year — The ratio increased 7.6 points in 2008 primarily due to an increase in the property loss ratio.
•	Property Loss Ratio — Increased 16.7 points from 50.4 in 2007 to 67.1 in 2008. The increase consists of a 1.8 point increase in the catastrophe loss ratio from 2.8 in 2007 to 4.6 in 2008, and a 14.9 point increase in the non-catastrophe loss ratio from 47.6 in 2007 to 62.5 in 2008 due primarily to increased frequency of weather-related claims and increased average severity of losses related to fires.

•	Casualty loss ratio — Increased from 65.7 in the first quarter of 2007 to 68.2 in the first quarter of 2008 primarily due to increased loss trends.
•	Loss Ratio Calendar Year — In addition to the accident year loss ratio changes described above, the 2007 casualty loss ratio included a $1.6 million reserve release which lowered the loss ratio by 1.1 points.

•	Expense ratio — The 2.8 point increase is primarily a result of the decline in net premiums earned.

United America Indemnity, Ltd. — Other Financial Data
     The Company ended the first quarter of 2008 with cash and invested assets of $1,764.8 million, a decrease of $0.3 million from December 31, 2007. The decrease in cash and invested assets is due to United America repurchasing $6.0 million of its stock during the first quarter of 2008 (described in more detail below). Cash flow provided by operating activities for the three months ended March 31, 2008 was $4.4 million, compared to $46.2 million for the same period in 2007. The $52.1 million reduction in net premiums written is the primary reason for the operating cash flow decrease.
     Net investment income for the three months ended March 31, 2008 decreased by 5.7% to $17.8 million compared to $18.9 million for the same period in 2007. Net investment income included $0.3 million in limited partnership distributions for the three months ended March 31, 2007. Excluding limited partnership distributions, net investment income decreased 4.3% compared to the same period in 2007, primarily due to reductions in short-term interest rates.
     Reinsurance receivables, net of collateral at March 31, 2008, decreased 4.2% or $8.4 million to $190.5 million from $198.9 million on December 31, 2007. The ratio of reinsurance receivables net of collateral to shareholders’ equity was 0.2 at March 31, 2008 compared to 0.2 at December 31, 2007. The aggregate amount of collateral securing the reinsurance receivables held by the Company was $499.5 million at March 31, 2008. Reinsurance receivables, gross of collateral at March 31, 2008, decreased 4.1% or $29.7 million to $690.0 million from $719.7 million at December 31, 2007.
United America Indemnity, Ltd. — Share Repurchase Program
During the first quarter of 2008, the Company repurchased 0.3 million of its outstanding shares at an average price of $19.26 per share, $6.0 million in the aggregate.
•	Of the 0.3 million shares repurchased in the first quarter, 0.1 million shares, or $1.7 million, completed the initial $50.0 million repurchase authorization announced in October of 2007.

•	The remaining 0.2 million shares, or $4.3 million, were purchased as part of the additional $50.0 million dollar repurchase authorization announced in February 2008. The Company is authorized to repurchase the remaining $45.7 million of common shares under the repurchase authorization announced in February 2008. The timing and amount of the repurchase transactions under this program will depend on market conditions and other factors.

About United America Indemnity, Ltd.
United America Indemnity, Ltd. (NASDAQ:INDM), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and non-admitted basis. The Company’s four principal divisions include:
•	Insurance Operations:
•	Penn-America, which includes property and general liability products for small commercial businesses distributed through a select network of wholesale general agents with specific binding authority;

•	United National, which includes property, general liability, and professional lines products distributed through program administrators with specific binding authority;

•	Diamond State, which includes property, general liability, and professional lines products distributed through wholesale brokers and program administrators with specific binding authority.
•	Reinsurance Operations:
•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.
For more information, visit the United America Indemnity, Ltd. website at www.uai.ky.
Teleconference and Webcast for Interested Parties
     Larry A. Frakes, President and Chief Executive Officer of United America Indemnity Ltd., and Thomas McGeehan, Corporate Controller of United America Indemnity, Ltd. will conduct a teleconference for interested parties on April 29, 2008 at 8:30 a.m. Eastern Time to discuss the first quarter 2008 results.
     To participate in the teleconference, please telephone (800) 230-1092 (U.S. and Canada) or (612) 288-0337 (International) and you will be greeted by an operator. Please reference UAI First Quarter Earnings Release Call or reference Larry Frakes.
     The teleconference is being webcast by AT&T and can be accessed at the Company’s website at www.uai.ky. Please access the site at least 15 minutes prior to the teleconference to register, download and install any necessary software. The webcast is also being distributed over AT&T’s Audio-Only Web ConferenceCast. To access live or archived event, please use this URL: http://65.197.1.5/att/confcast, Conference ID#: 919528 and click GO.
     The teleconference will be available for replay beginning at 10:30 a.m. Eastern Time on April 29, 2008 until 11:59 p.m. May 29, 2008. To listen to the replay, please telephone (800) 475-6701 (U.S. and Canada) or (320) 365-3844 (International) then enter 919528.

Forward-Looking Information
     This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.
     The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment performance and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
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Note: Tables Follow

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Three Months
	Ended March 31,
	2008	2007
Gross premiums written	$99,062	$152,536

Net premiums written	$81,964	$134,055

Net premiums earned	$113,057	$138,437
Investment income, net	17,786	18,868
Net realized investment gains (losses)	(1,070)	225

Total revenues	129,773	157,530

Net losses and loss adjustment expenses	76,650	81,841
Acquisition costs and other underwriting expenses	38,195	42,882
Corporate and other operating expenses	3,934	3,564
Interest expense	2,539	2,905

Income before income taxes	8,455	26,338
Income tax expense	565	4,074

Net income before equity in net income of partnership	7,890	22,264
Equity in net income (loss) of partnership, net of tax	(443)	170

Net income before discontinued operations	7,447	22,434
Discontinued operations, net of tax	(7)	159

Net income	$7,440	$22,593

Weighted average shares outstanding — basic	34,701	37,113

Weighted average shares outstanding — diluted	34,954	37,522

Net income per share — basic	$0.21	$0.61

Net income per share — diluted	$0.21	$0.60

Combined ratio analysis:
Loss ratio	67.8	59.1
Expense ratio	33.8	31.0

Combined ratio	101.6	90.1

Certain prior period amounts have been reclassified to conform to the 2008 presentation. Earnings per share includes results of discontinued operations. The presentation above is not in conformity with generally accepted accounting principles (GAAP) which requires earnings per share for discontinued operations to be disclosed separately.

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of	As of
ASSETS	March 31,	December 31,
	2008	2007
Bonds:
Available for sale securities, at fair value (amortized cost: 2008 - $1,310,425 and 2007 - $1,356,439)	$1,335,231	$1,370,566
Preferred shares:
Available for sale securities, at fair value (cost: 2008 - $13,948 and 2007 - $11,802)	13,759	11,883
Common shares:
Available for sale securities, at fair value (cost: 2008 - $62,979 and 2007 - $61,032)	69,431	73,794
Other invested assets:
Available for sale securities, at fair value (cost: 2008 - $24,563 and 2007 - $24,563)	62,330	64,539

Total investments	1,480,751	1,520,782

Cash and cash equivalents	284,010	244,321
Agents’ balances	58,471	64,719
Reinsurance receivables	690,005	719,706
Deferred federal income taxes	8,668	8,219
Deferred acquisition costs	45,507	52,505
Goodwill	84,246	84,246
Intangible assets	22,268	22,520
Prepaid reinsurance premiums	26,848	29,218
Other assets	27,523	28,936

Total assets	$2,728,297	$2,775,172

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:

Unpaid losses and loss adjustment expenses	$1,494,816	$1,503,237
Unearned premiums	194,901	228,363
Federal income taxes payable	2,061	3,455
Ceded balances payable	15,771	15,758
Contingent commissions	5,718	9,600
Notes and debentures payable	137,531	137,602
Other liabilities	35,209	40,881

Total liabilities	1,886,007	1,938,896

Shareholders’ equity:
Common shares, $0.0001 par value	4	4
Additional paid-in capital	521,307	519,980
Accumulated other comprehensive income	43,556	40,172
Treasury Stock	(54,559)	(48,422)
Retained earnings	331,982	324,542

Total shareholders’ equity	842,290	836,276

Total liabilities and shareholders’ equity	$2,728,297	$2,775,172

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF OPERATING INCOME
(Dollars and shares in thousands, except per share data)

	For the Three Months Ended
	March 31,
	2008	2007

Operating income	$8,140	$22,446

Adjustments:
Net realized investment gains (losses), net of tax	(700)	147

Total after-tax adjustments	(700)	147

Net income	$7,440	$22,593

Weighted average shares outstanding — basic	34,701	37,113

Weighted average shares outstanding — diluted	34,954	37,522

Operating income per share — basic	$0.23	$0.60

Operating income per share — diluted	$0.23	$0.60

Note Regarding Operating Income
In managing its business and evaluating its performance, United America Indemnity’s management focuses on operating income. Operating income is a non-GAAP financial measure used by management as a measure of performance. It is calculated as net income less after-tax net realized investment gains (losses), less after-tax gain and one-time charges from discontinued operations, less any after-tax extraordinary gains or losses. Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.